EXHIBIT 23.3
[Letterhead of Huddleston & Co., Inc.]
March 31, 2006
Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East
Suite 400
Houston, Texas 77060
Re:   Helix Energy Solutions Group, Inc.
Securities and Exchange Commission
Registration Statement on Form S-4
Consent Letter
Gentlemen:
The firm of Huddleston & Co., Inc. consents to the naming of it as experts and to the incorporation by reference of its report letter dated February 14, 2006 concerning the proved reserves as of December 31, 2005 attributable to Energy Resource Technology, Inc. included in the Registration Statement of Helix Energy Solutions Group, Inc. on Form S-4 to be filed with the Securities and Exchange Commission.
Huddleston & Co., Inc. has no interests in Helix Energy Solutions Group, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Helix Energy Solutions Group, Inc. We are not employed by Helix Energy Solutions Group, Inc. on a contingent basis.

Very truly yours, HUDDLESTON & CO., INC.
By:	/s/ PETER D. HUDDLESTON, P.E.
	Name:	Peter D. Huddleston, P.E.
	Title:	President